Exhibit 99.1

N E W S R E L E A S E
FOR IMMEDIATE RELEASE
Contact:  Yvonne “Rie” Atkinson
      410-768-8857 (office)
      ratkinson@bogb.net

Glen Burnie Bancorp Announces 2013 4Q and Year End Earnings

GLEN BURNIE, MD (February 18, 2014) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2013.

For the quarter ended December 31, 2013, the company realized net income of $650,000 or $0.23 basic and diluted earnings per share as compared to net income of $609,000 or $0.23 basic and diluted earnings per share for the same period in 2012.  Net interest income after provisions for credit losses for the fourth quarter of 2013 was $3,173,000 compared to $2,961,000 for the same three-month period in 2012.

Net income for the year ended December 31, 2013 was $2,614,000 or $0.95 basic and diluted earnings per share as compared to net income of $2,665,000 or $0.98 basic and diluted earnings per share in 2012. Net interest income after provisions for credit losses for the year ended December 31, 2013 was $12,360,000 as compared to $12,312,000 in 2012.  Assets as of December 31, 2013 were $377,194,000 as compared to $387,438,000 as of December 31, 2012.

2013 Performance Highlights:
●	8.43 % increase in loans, net of allowance
●	9.82 % increase in other income

Michael G. Livingston, President and Chief Executive Officer, stated “The Bancorp earnings for the year are a result of our commitment to traditional banking, and serving the needs of our community.”  Mr. Livingston added “Our shareholders have been rewarded with consistent earnings over the past several years by staying with the community banking model.”

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $377 million.  Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.  www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(audited)	(audited)
	December	December
	31, 2013	31, 2012
Assets

Cash and due from banks	$9,215	$9,332
Interest bearing deposits	1,636	6,627
Federal funds sold	103	2,669
Investment securities	74,314	100,490
Loans, net of allowance	270,684	249,632
Premises and equipment at cost, net of accumulated depreciation	3,697	3,873
Other real estate owned	1,171	478
Other assets	16,374	14,337
Total assets	$377,194	$387,438

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$323,803	$332,289
Long-term borrowings	20,000	20,000
Other liabilities	1,807	1,562
Total liabilities	345,610	353,851

Stockholders’ equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2013 2,747,370; December 31, 2012 2,736,978 shares	2,747	2,737
Surplus	9,714	9,605
Retained earnings	20,301	18,783
Accumulated other comprehensive (loss) gain, net of tax benefits	(1,178)	2,462
Total stockholders’ equity	31,584	33,587

Total liabilities and stockholders’ equity	$377,194	$387,438

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2013	2012	2013	2012

Interest income on
Loans, including fees	$3,371	$3,191	$12,673	$13,123
U.S. Government agency securities	228	189	871	894
State and municipal securities	384	423	1,657	1,706
Other	21	25	81	94
Total interest income	4,004	3,828	15,282	15,817

Interest expense on
Deposits	405	606	2,014	2,611
Short-term borrowings	4	-	7	2
Long-term borrowings	162	161	641	642
Total interest expense	571	767	2,662	3,255

Net interest income	3,433	3,061	12,620	12,562

Provision for credit losses	260	100	260	250

Net interest income after provision for credit losses	3,173	2,961	12,360	12,312

Other income
Service charges on deposit accounts	163	159	596	575
Other fees and commissions	214	214	826	817
Other non-interest income	1	6	-	20
Income on life insurance	59	62	234	247
Gains on investment securities	71	45	345	163
Total other income	508	486	2,001	1,822

Other expenses
Salaries and employee benefits	1,705	1,694	6,753	6,812
Impairment of securities	-	-	15	-
Occupancy	197	214	786	804
Other expenses	965	778	3,559	3,179
Total other expenses	2,867	2,686	11,113	10,795

Income before income taxes	814	761	3,248	3,339

Income tax expense	164	152	634	674

Net income	$650	$609	$2,614	$2,665

Net income per share of common stock	$0.23	$0.23	$0.95	$0.98

Weighted-average shares of common stock outstanding	2,747,098	2,733,533	2,742,003	2,728,072